                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                                   ONTRO, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   683380 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 11, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the limitations of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.    683380 10 9
           ---------------

1)       Names of Reporting Persons S.S. or I.R.S. Identification Nos. of
         Above Persons
         James A. Scudder
--------------------------------------------------------------------------

2)       Check the Appropriate Box if a Member of a Group
         (See Instructions)
(a)
   ----------------------------------
(b)
   ----------------------------------

3)       SEC Use Only
                     -----------------------------------------------------
4) Citizenship or Place of Organization          U.S.
                                            ------------------------------

Number of Shares          (5) Sole Voting Power  --   561,274
                          ------------------------------------------------
Beneficially Owned by     (6) Shared Voting Power
                          ------------------------------------------------
Each Reporting Person     (7) Sole Dispositive Power  -- 561,274
                          ------------------------------------------------
With:                     (8) Shared Dispositive Power
                          ------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person        561,274
                                        ----------------------------------


10) Check if Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9        8.7
                                                         -----------------

12)      Type of Reporting Person (See Instructions)            IN
                                                     ---------------------

                              Item 1(a)
Name of Issuer:                     Ontro, Inc.
               -----------------------------------------------------------

                              Item 1(b)
Address of Issuer's Principal Executive Offices:   13250 Gregg Street,
                                                   Poway, California 92064
                                                   -----------------------

                              Item 2(a)
Name of Person Filing:                      James A. Scudder
                       ---------------------------------------------------

                              Item 2(b)
Address of Principal Business Office
or, if none, Residence:           13250 GREGG STREET,
                                  POWAY, CALIFORNIA 92064
                        --------------------------------------------------

                              Item 2(c)
Citizenship:                        U.S.
            --------------------------------------------------------------

                              Item 2(d)
Title of Class of Securities:            Common Stock
                             ---------------------------------------------

                              Item 2(e)
CUSIP Number:              683380 10 9
              ------------------------------------------------------------


                                       2

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                              Item 3
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)       [   ]   Broker or Dealer registered under Section 15 of the Act

(b)       [   ]   Bank as defined in section 3(a)(6) of the Act

(c)       [   ]   Insurance Company as defined in section 3(a)(19) of the Act

(d)       [   ]   Investment Company registered under section 8 of the
                  Investment Company Act

(e)       [   ]   Investment Advisor in accordance with
                  Section240.13d-1(b)(1)(ii)(E)

(f)       [   ]   Employee Benefit Plan or Endowment Fund in accordance with
                  Section240.13D-1(b)(1)(ii)(F)

(g)       [   ]   Parent Holding Company or control person, in accordance with
                  Section240.13d-1(b)(ii)(G)

(h)       [   ]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act

(i)       [   ]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940

(j)       [   ]   Group, in accordance with Section240.13d-(b)(1)(ii)(J)

                              Item 4
OWNERSHIP

      (a) Amount Beneficially Owned:               561,274
                                    --------------------------------------
      (b) Percent of Class:                                    8.7
                                                        ------------------
      (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote       561,274
                                                        ------------------
         (ii)  shared power to vote or to direct the
               vote
                                                        ------------------
         (iii) sole power to dispose or to direct the
               disposition of                                 561,274
                                                        ------------------
         (iv)  shared power to dispose or to direct
               the disposition of
                                                        ------------------

                              Item 5
Ownership of Five Percent or Less of a Class.   NOT APPLICABLE
                                              ----------------------------

                              Item 6
Ownership of More than Five Percent on Behalf
of Another Person.                              NOT APPLICABLE
                                              ----------------------------

                              Item 7
Identification and Classification of the
Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company.     NOT APPLICABLE
                                              ----------------------------

                              Item 8
Identification and Classification of Members
of the Group.                                  NOT APPLICABLE
                                              ----------------------------

                              Item 9
Notice of Dissolution of Group.                NOT APPLICABLE
                                              ----------------------------


                                       3

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                              Item 10
CERTIFICATION. BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURE


September 27, 1999
-------------------------------
Date


/s/ JAMES A. SCUDDER
-------------------------------
Signature


-------------------------------
James A. Scudder


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